Exhibit 10.3

AMENDMENT NO. 7

TO

ALLTEL CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN

(October 1, 1993 Restatement)

      WHEREAS, Alltel Corporation ("Alltel") maintains the Alltel Corporation Executive Deferred Compensation Plan under an October 1, 1993 Restatement, as amended (the "Plan"); and

WHEREAS, Alltel desires to further amend the Plan regarding the crediting of earnings and interest under the Plan for certain Participants, which shall also apply to any deferrals of those Participants of awards under the Alltel Corporation Performance Incentive Compensation Plan, as amended, and the Alltel Corporation Long-Term Performance Incentive Compensation Plan, as amended;

      NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended in the respects hereinafter set forth:

1. Article V of the Plan is amended by adding at the end thereof a new section to provide as follows:

"13.  Crediting of Certain Accounts. Notwithstanding any Prior Plan Provisions or any other provision herein to the contrary (including Section 7 of this Article), subject, however, to the consent of the Schedule 4 Participant, in lieu of all amounts that would otherwise be credited as of any date after December 31, 2005 to the Deferred Compensation Account(s) of a person identified in Schedule 4 to the Plan (a "Schedule 4 Participant") in accordance with the terms and conditions of the Plan, including, without limitation, any amounts that would otherwise be credited with respect to awards under the Alltel Corporation Performance Incentive Compensation Plan, as amended, and the Alltel Corporation Long-Term Performance Incentive Compensation Plan, as amended, the following shall apply: As of the close of business on each December 31st occurring after December 31, 2005 and prior to the full payment thereof, the then current balance (if any) of each Deferred Compensation Account of a Schedule 4 Participant shall be credited with an amount equal to the product of: (a) the balance of the Deferred Compensation Account as of the close of business on that December 31st; and (b) a percentage equal to the "Prime Rate" as published in the first issue (in which the "Prime Rate" is published) of the Wall Street Journal for the immediately succeeding Year, plus two hundred (200) basis points. As of the time at which payment of an amount from a Deferred Compensation Account of a Schedule 4 Participant occurs, there shall be added to the amount paid an amount equal to the product of: (a) the amount to be paid from the Deferred Compensation Account (determined without regard to this sentence); (b) a percentage equal to the "Prime Rate" as published in the first issue (in which the "Prime Rate" is published) of the Wall Street Journal for the Year during which the payment occurs, plus two hundred (200) basis points; and (c) a fraction, the numerator of which is the number of days elapsed subsequent to the immediately preceding December 31st and prior to the date that payment is to occur, and the denominator of which is 365."

2. The Plan is amended by adding following Schedule 3 thereto a new Schedule 4 in the form attached hereto.

IN WITNESS WHEREOF, ALLTEL has caused this Amendment to be executed on this 1st day of November, 2006.

ALLTEL CORPORATION

                                By: /s/ Scott T. Ford
                                Name: Scott T. Ford
                                        Title: President and Chief Executive Officer